June 17, 2026

Keith Lane

Dear Keith:

Kiara Pharmaceuticals, Inc. (the "Company'') is pleased to offer you employment with a start date of September 1, 2026 (the "Start Date"). Your role shall be to serve as Executive Vice President, Head of Clinical Development and Regulatory Affairs of the Company. This letter is intended to summarize some of the terms of your employment. We refer you to the policies, plans and practices of the Company for more details on the terms and conditions of your employment.

Your employment is considered "at will"; both you and the Company have the right to terminate your employment at any time for any reason. This letter does not constitute, and shall not be construed as, creating a contract or promise of employment for any set period of time.

You will report to Brian Strem, the CEO of the Company; and as the principal clinical development executive, be responsible for all tasks attendant to the role of Executive Vice President, Head of Clinical Development and Regulatory Affairs of a specialty pharmaceutical company. While you may perform duties remotely, you understand that regular in-person participation is an essential component of the role. You will be required to travel as reasonably necessary to fulfill the responsibilities of the position, including regular travel to the Company's headquarters and other locations as directed by the Company. The timing, frequency, and duration of travel will be determined by the Company based on business needs and may increase from time to time.

Your starting base salary as a full-time, exempt employee is expected to be $13,461.54 every two weeks (which annualizes to $350,000), less applicable withholdings and deductions, payable in accordance with the Company's standard payroll practices (the "Base Salary''). In addition, you will be eligible to earn a discretionary annual incentive bonus based on goals set by the Company in its discretion after your Start Date, with an annual target at the Company's discretion of up to thirty-five percent (35%) of your Base Salary (the "Annual Bonus").

As an additional incentive to join the Company, you will receive a one-time signing bonus in the gross amount of $75,000.00, less applicable taxes and withholdings, payable in your first regular payroll cycle following your Start Date (the "Sign-on Bonus"). This Sign-on Bonus is subject to a twelve (12) month repayment obligation. Should you voluntarily resign from your employment, or should your employment be terminated by the Company for cause, at any time within twelve (12) months of your start date, you agree to repay the full gross amount of the Sign-on Bonus to the Company. Repayment shall be due within thirty (30) days of your last day of employment, and you authorize the Company, to the extent permitted by applicable law, to deduct all or a portion of the outstanding amount from your final paycheck or any other compensation owed to you. This repayment obligation does not apply if your employment ends due to termination by the Company without cause. For purposes of this letter, "cause" shall mean (i) willful failure to perform your duties (other than any such failure resulting from incapacity due to physical or mental illness or any protected reason under federal, state, or local law), (ii) willful failure to comply with any valid directive of the CEO or the Board of Directors, (iii) engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, materially injurious to the Company or its affiliates, (iv) embezzlement, misappropriation, or fraud, whether or not related to your employment with the Company, (v) conviction or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, subject to applicable law, (vi) material violation of the Company's written policies or codes of conduct, or (vii) material breach of any material obligation of yours under this letter or any other written agreement between you and the Company.

In addition to the Base Salary and Annual Bonus opportunity, subject to approval by the Compensation Committee of the Board of Directors, you will be granted Incentive Stock Options to purchase 55,000 shares of the Company's common stock (the "Options"), effective upon the date of the next meeting of such Committee after your Start Date (the "Grant Date").

The Options will vest based on your continued employment with the Company as follows: (a) one-third (1/3) of the Options shall vest on the first anniversary of the Grant Date and (b) thereafter, one twenty-fourth (1/24) of the remaining Options shall vest on the last day of each of the twenty-four (24) consecutive months commencing with the month next following the first anniversary of the Grant Date. The Options shall, in all events, be subject to the terms of the Company's 2024 Equity Incentive Plan, as amended (the "Plan").

You will also be eligible to participate in fringe benefit plans as may be generally available to other Company employees as in effect from time to time. Policies applicable to other employees of the Company shall also be applicable to you. Initially, this will include eligibility to participate in the Company's group health plan, reimbursement for Company approved travel (in accordance with the Company's expense reimbursement policies), and flexible time off (in accordance with the Company's vacation policies).

Employment with the Company is contingent on verification of eligibility to work and completion of a background check. Due to the Immigration Reform and Control Act of 1986, all employees hired after November 6, 1986, must provide verification of employment eligibility prior to commencement of employment. We will need you to provide proper identification and complete required documentation within the first three (3) days of work so that we can verify your employment eligibility. Your employment is also contingent on your execution of the Company's standard Employee Nondisclosure, Non-solicitation and Inventions Agreement, a copy of which is attached for your review and signature. Please sign and return the Employee Nondisclosure, Non-solicitation and Inventions Agreement on or before your Start Date.

Additionally, you represent that you are not subject to and will not be subject to any agreements, restrictions or obligations, including any noncompetition agreements or restrictions or any nondisclosure or confidentiality agreement or restrictions, which prevent you from performing (or in any other way adversely impact your ability to perform), your employment duties on behalf of the Company. Whether or not you are bound by the terms of any such agreements, you agree that during your employment with the Company, you will not disclose or use, or induce anyone at the Company to use, any confidential, proprietary or trade secret information or material belonging to any former employer or other person or entity.

The terms set forth herein shall not be modified except pursuant to a written agreement signed by both parties. This letter is governed by Massachusetts law.

We look forward to your contributions towards the growth of the Company.
Sincerely,
Kiora Pharmaceuticals, Inc.

/s/ Brian M. Strem
By: Brian Strem, Chief Executive Officer
Date: June 17, 2026

Receipt acknowledged:

/s/ Keith Lane
By: Keith Lane
Date: June 22 2026